STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is dated as of February 27, 2019 (this "Agreement") by and among

Ablis LLC, an Oregon limited liability company (Ablis LLC or its successor Oregon corporation, "Ablis"), Bendistillery Inc. d/b/a/ Crater Lake Spirits, an Oregon corporation ("Bendistillery"), Bend Spirits, Inc., an Oregon corporation ("Bend Spirits"), Bendis Homes Pinehurst, LLC, an Oregon limited liability company ("Landowner"), James A. Bendis ("Bendis"), and Alan T. Dietrich ("Dietrich"),

and

Acquired Sales Corp., a Nevada corporation ("Buyer"), Gerard M. Jacobs ("GJacobs") and William C. "Jake" Jacobs ("WJacobs").

Ablis, Bendistillery and Bend Spirits are hereafter sometimes referred to individually as a "Seller" and are hereafter sometimes referred to collectively as the "Sellers". Sellers, Landowner, Bendis, Dietrich, Buyer, GJacobs and WJacobs are hereafter sometimes referred to individually as a "Party" and are hereafter sometimes referred to collectively as the "Parties".

In consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1

SALE AND PURCHASE OF OWNERSHIP INTERESTS

1.1Sale and Purchase of Ablis Common Stock.

(a) Immediately following the execution of this Agreement, Bendis shall cause Ablis to convert from an Oregon limited liability company into an Oregon corporation.

(b) Following such conversion, Ablis shall sell, transfer, assign and deliver unto Buyer, and Buyer shall purchase (the "First Tranche Ablis Purchase") from Seller, newly issued, fully paid and non-assessable shares of common stock of Ablis evidencing ownership of 4.99% of the ownership equity of Ablis following the First Tranche Ablis Purchase ("Buyer's First Tranche Ablis Stock") for a purchase price of $399,200 in cash payable via wire transfer to Ablis.

(c)Following receipt of the OLCC Approval (as hereafter defined), Ablis shall sell, transfer, assign and deliver unto Buyer, and Buyer shall purchase (the "Second Tranche Ablis Purchase") from Seller, newly issued, fully paid and non-assessable shares of common stock of Ablis evidencing ownership of up to an additional 15% of the ownership equity of Ablis following the Second Tranche Ablis Purchase ("Buyer's Second Tranche Ablis Stock") for a purchase price of $80,000 per additional 1% of the ownership equity of Ablis (or a total of $1,200,000 if all additional 15% of the ownership equity of Ablis is purchased by Buyer in the Second Tranche Ablis Purchase, so that Buyer would then own 19.99% of the ownership equity of Ablis) in cash payable via wire transfer to Ablis.

1.2Sale and Purchase of Bendistillery Common Stock.

(a)Bendistillery shall sell, transfer, assign and deliver unto Buyer, and Buyer shall purchase (the "First Tranche Bendistillery Purchase") from Seller, newly issued, fully paid and non-assessable shares of common stock of Bendistillery evidencing ownership of 4.99% of the ownership equity of Bendistillery following the First Tranche Bendistillery Purchase ("Buyer's First Tranche Bendistillery Stock") for a purchase price of $1,347,300 in cash payable via wire transfer to Bendistillery.

(b)Following receipt of the OLCC Approval, Bendistillery shall sell, transfer, assign and deliver unto Buyer, and Buyer shall purchase (the "Second Tranche Bendistillery Purchase") from Seller, newly issued, fully paid and non-assessable shares of common stock of Bendistillery evidencing ownership of up to an additional 15% of the ownership equity of Bendistillery following the Second Tranche Bendistillery Purchase ("Buyer's Second Tranche Bendistillery Stock") for a purchase price of $270,000 per additional 1% of the ownership equity of Bendistillery (or a total of $4,050,000 if all additional 15% of the ownership equity of Bendistillery is purchased by Buyer in the Second Tranche Bendistillery Purchase, so that Buyer would then own 19.99% of the ownership equity of Bendistillery) in cash payable via wire transfer to Bendistillery.

1.3Sale and Purchase of Bend Spirits Common Stock.

(a)Bend Spirits shall sell, transfer, assign and deliver unto Buyer, and Buyer shall purchase (the "First Tranche Bend Spirits Purchase") from Seller, newly issued, fully paid and non-assessable shares of common stock of Bend Spirits evidencing ownership of 4.99% of the ownership equity of Bend Spirits following the First Tranche Bend Spirits Purchase ("Buyer's First Tranche Bend Spirits Stock") for a purchase price of $149,700 in cash payable via wire transfer to Bend Spirits.

(b)Following receipt of the OLCC Approval, Bend Spirits shall sell, transfer, assign and deliver unto Buyer, and Buyer shall purchase (the "Second Tranche Bend Spirits Purchase") from Seller, newly issued, fully paid and non-assessable shares of common stock of Bend Spirits evidencing ownership of up to an additional 15% of the ownership equity of Bend Spirits following the Second Tranche Bend Spirits Purchase ("Buyer's Second Tranche Bend Spirits Stock") for a purchase price of $30,000 per additional 1% of the ownership equity of Bend Spirits (or a total of $450,000 if all additional 15% of the ownership equity of Bend Spirits is purchased by Buyer in the Second Tranche Bend Spirits Purchase so that Buyer would then own 19.99% of the ownership equity of Bend Spirits) in cash payable via wire transfer to Bend Spirits.

1.4Equity Percentages Purchased in Second Tranche. The additional percentage of the ownership equity of Ablis purchased by Buyer in the Second Tranche Ablis Purchase, the additional percentage of the ownership equity of Bendistillery purchased by Buyer in the Second Tranche Bendistillery Purchase, and the additional percentage of the ownership equity of Bend Spirits purchased by Buyer in the Second Tranche Bend Spirits Purchase, shall be determined by Buyer and shall all be the exact same percentage (the "Second Tranche Equity Percentage").

1.5Closings of Purchases.

(a)The closing (the "First Tranche Closing") of the First Tranche Ablis Purchase, the First Tranche Bendistillery Purchase and the First Tranche Bend Spirits Purchase (collectively the "First Tranche Purchase") shall occur on the date (the "First Tranche Closing Date") and at the location specified in Section 8.1(a).

(b)The closing (the "Second Tranche Closing") of the Second Tranche Ablis Purchase, the Second Tranche Bendistillery Purchase and the Second Tranche Bend Spirits Purchase (collectively the "Second Tranche Purchase") shall occur on the date (the "Second Tranche Closing Date") and at the location specified in Section 8.1(b).

(c) The First Tranche Purchase and the Second Tranche Purchase are hereafter sometimes referred to collectively as the "Purchase".

ARTICLE 2

PAY OFF OF OUTSTANDING LIABILITIES

2.1 Outstanding Liabilities. Sellers, Bendis and Dietrich agree, represent and warrant to Buyer that at the First Tranche Closing, the aggregate liabilities of Sellers shall not exceed a total of $1,500,000.

2.2Pay Off. At the First Tranche Closing, Sellers, Bendis and Dietrich shall cause Sellers to pay off at least $1,000,000 of Sellers' liabilities, and shall provide satisfactory evidence of such pay off to Buyer, provided that Buyer understands and acknowledges that (a) Sellers have contractual performance obligations on certain outstanding contracts that will continue following the First Tranche Closing, and (b) Sellers have on-going business operations that regularly generate liabilities including but not limited to typical trade payables that are not yet due and payable and accrued employee payroll obligations that are due and payable periodically, and that such on-going business operations will continue following the First Tranche Closing, and that such liabilities which are not yet due and payable will not be paid off at the First Tranche Closing (collectively the "Liabilities Payoff").

ARTICLE 3

LEASE OF TUMALO PROPERTY

At the First Tranche Closing, Landowner (as landlord) and Bendistillery (as tenant) shall enter into a long-term recorded lease of the 23 acres in Tumalo outside Bend, Oregon, where Sellers conduct their businesses (the "Real Estate"), which lease shall be mutually acceptable to all of the Parties (the "Lease") and shall be consistent with the following terms:  The initial term of the Lease shall be at least 20 years at a rent of $17,500 per month; Tenant shall have the right, in its sole discretion, to exercise a series of options to extend the term of the Lease up to a maximum of 99 years; and Tenant shall have a 60-day right of first refusal if Landowner ever decides to sell all or any portion of the Real Estate.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

SELLERS, LANDOWNER, BENDIS AND DIETRICH

Sellers, Landowner, Bendis and Dietrich hereby represent and warrant to Buyer as follows:

4.1Organization.  Each of Bendistillery and Bend Spirits is, and Ablis on the First Tranche Closing Date will be, a duly organized corporation, validly existing and in good standing under the laws of the State of Oregon, with the corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

4.2Authorization. This Agreement has been duly executed and delivered by each Seller, Landowner, Bendis and Dietrich and is a valid and binding obligation of each Seller, Landowner, Bendis and Dietrich, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors rights generally and (b) general principles of equity (whether considered in an action in equity or at law).

4.3No Conflict.  Subject to Section 4.9(d), neither the execution and delivery of this Agreement by each Seller, Bendis and Dietrich, nor the execution and delivery of the Lease by Landowner and Bendistillery, nor the consummation of the Purchase and other transactions contemplated hereunder, nor the fulfillment by each Seller, Landowner, Bendis and Dietrich the terms of this Agreement or the Lease will:

(a)conflict with or result in a breach by any Seller, Landowner, Bendis or Dietrich of, or constitute a default under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, or give a right to terminate or cancel under, any of the terms, conditions or provisions of (1) any indenture, mortgage, lease, deed of trust, pledge, loan or credit agreement, or any other material contract, arrangement or agreement to which any Seller, Landowner, Bendis or Dietrich is a party or to which any material portion of the assets of any Seller, Landowner, Bendis or Dietrich is subject, (2) the Articles of Incorporation, Bylaws or organizational documents of any Seller or Landowner, or (3) any judgment, order, writ, injunction, decree or demand of any governmental entity which materially affects any Seller, Landowner, Bendis or Dietrich, or is likely to adversely affect any Seller's or Landowner's ability to conduct its business or own, rent or convey its assets;

(b)result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any material assets of any Seller, Landowner, Bendis or Dietrich, or which materially affects any Seller's ability to conduct its business as conducted prior to the date of this Agreement; or

(c)cause a loss or adverse modification of any permit, license, or other authorization granted by a governmental entity to or otherwise held by any Seller, Landowner, Bendis or Dietrich.

Except for this Agreement, none of the Sellers has any legal obligation, absolute or contingent, to any other person or entity to sell any capital stock or other ownership interest in any Seller, or the business or any material assets of any Seller, or to effect any merger, consolidation or other reorganization of any Seller or to enter into any agreement with respect thereto.

4.4Capitalization; No Subsidiaries.

(a)At the First Tranche Closing, subject to Section 4.4 (e): (1) the authorized capital stock of each Seller will consist of 500,000 shares of common stock, of which 100,000 shares will be issued and outstanding, and of which 4,990 or 4.99% will be owned by Buyer; (2) All outstanding shares of common stock of each Seller will be duly authorized, validly issued, fully paid and non-assessable; (3) There will be no outstanding options, warrants or other rights to acquire, or any securities or obligations convertible into or exchangeable for, any shares of the capital stock of any Seller which have been issued or granted by or are binding upon any Seller; (4) Buyer's First Tranche Ablis Stock, Buyer's First Tranche Bendistillery Stock and Buyer's First Tranche Bend Spirits Stock will be free and clear of all encumbrances; and (5) The delivery to Buyer at the First Tranche Closing of certificates evidencing Buyer's First Tranche Ablis Stock, Buyer's First Tranche Bendistillery Stock and Buyer's First Tranche Bend Spirits Stock will convey and transfer to Buyer good, complete and marketable title to 4,990 shares of capital stock of each Seller, free and clear of any and all restrictions or conditions to transfer or assignment including but not limited to any restrictions or conditions to transfer or assignment contained in any Seller's Articles of Incorporation, By Laws, agreements or contracts, all of which restrictions and conditions are expressly and permanently waived by Sellers, Bendis and Dietrich, excluding only restrictions on transfer imposed by federal or state securities laws, and free and clear of all defects of title or encumbrances.

(b)At the Second Tranche Closing, subject to Section 4.4 (e): (1) the authorized capital stock of each Seller will consist of 500,000 shares of common stock, of which a certain number of shares will be issued and outstanding consistent with Article 1, and of which a certain number and percentage will be owned by Buyer consistent with Article 1; (2) All outstanding shares of common stock of each Seller will be duly authorized, validly issued, fully paid and non-assessable; (3) There will be no outstanding options, warrants or other rights to acquire, or any securities or obligations convertible into or exchangeable for, any shares of the capital stock of any Seller which have been issued or granted by or are binding upon any Seller; (4) Buyer's Second Tranche Ablis Stock, Buyer's Second Tranche Bendistillery Stock and Buyer's Second Tranche Bend Spirits Stock will be free and clear of all encumbrances; and (5) The delivery to Buyer at the Second Tranche Closing of certificates evidencing Buyer's Second Tranche Ablis Stock, Buyer's Second Tranche Bendistillery Stock and Buyer's Second Tranche Bend Spirits Stock will convey and transfer to Buyer good, complete and marketable title to a certain number of shares of capital stock of each Seller consistent with Article 1, free and clear of any and all restrictions or conditions to transfer or assignment including but not limited to any restrictions or conditions to transfer or assignment contained in any Seller's Articles of Incorporation, By Laws, agreements or contracts, all of which restrictions and conditions are expressly and permanently waived by Sellers, Bendis and Dietrich, excluding only restrictions on transfer imposed by federal or state securities laws, and free and clear of all defects of title or encumbrances.

(c)No Seller owns, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

(d) At or prior to the First Tranche Closing, Sellers will provide to

Buyer complete and correct copies of the Articles of Incorporation and Bylaws of Sellers, and of all outstanding shares of common stock of Sellers.

(e) Bendistillery has entered into a Phantom Equity Grant Agreement dated July 1, 2018 with each of Jennifer L. Padilla and Hannah S. Viens.

4.5Financial Statements.

(a)The unaudited balance sheets and profit & loss statements of Sellers provided to Buyer during Buyer's due diligence investigation of Sellers ("Sellers' Financial Statements") present fairly in all material respects the financial position and results of operations and cash flows of Sellers as of the dates and for the periods covered by Sellers' Financial Statements, and are in agreement with the books and records of Sellers in all material respects.

(b)Sellers have no known bona fide liabilities which have not been reflected in Sellers' Financial Statements.  Except as set forth in Sellers' Financial Statements, there are no facts known to Sellers, Bendis or Dietrich which are reasonably likely to give rise to any bona fide material claims against or liabilities or obligations of Sellers.

4.6Absence of Certain Facts or Events.

(a)Sellers do not have any employment agreements, bonus agreements, pension plan, other benefit plan other than as disclosed by Sellers to Buyer during Buyer's due diligence investigation of Sellers ("Sellers' Due Diligence Disclosures").

(b)No person or entity has any options or rights to acquire capital stock of any Seller, nor any rights to redeem or repurchase any outstanding shares of common stock of any Seller, nor any rights to any dividend or distribution from any Seller, nor any rights to merge any Seller with or into any entity, nor any rights to any purchase or other acquisition by any Seller of capital stock or other interest in any other entity, nor any rights to any purchase or other acquisition by any Seller of all or substantially all of the business or assets of any other entity, nor any rights in regard to any transfer or sale of a substantial portion of any Seller's business or assets to any entity, nor any transaction involving the sale, assignment, modification or transfer of any contractual rights or claims of any Seller or its affiliates or any agreement to take any such actions.

(c) At the completion of the First Tranche Closing, Sellers will not have any obligation or liability as a result of borrowed money, nor any commitment to borrow money, nor any mortgage, pledge, security interest or other lien on Sellers' assets to secure debt, nor any other encumbrance placed on assets of Sellers, nor any loans made or agreed to be made by Sellers, nor any failure to pay or perform any other monetary obligation of Sellers when and to the extent due.

(d)Sellers, Bendis and Dietrich have not received any formal notification, or, to the best knowledge of Sellers, Bendis and Dietrich, any informal notice, from any customer of Sellers that Sellers is in default of any its contractual obligations in any material respect, excepting only the pending dispute with HS Beverages that is scheduled for mediation on February 28, 2019.

4.7Equipment and Personal Property. At the First Tranche Closing: (a)

Sellers will own all items of equipment and other personal property used in or necessary for the conduct of Sellers' businesses as currently conducted (the "Equipment and Personal Property"); (b) Sellers will have good and marketable title to all of the Equipment and Personal Property, in each case, free and clear of all encumbrances of any nature whatsoever; and (c) The Equipment and Personal Property is generally in good condition (subject to ordinary wear and tear), has been generally maintained in accordance with good industry practice and is suitable for the uses for which it is presently being used in the businesses of Sellers.

4.8Contracts and Commitments.

(a)Except as set forth in Sellers' Due Diligence Disclosures, Sellers have no (1) collective bargaining agreements; (2) employment, consulting or similar agreement, contract or commitment which is not terminable without penalty or cost by Sellers on notice of 30 days or less; (3) lease of real or personal property having a term in excess of one year; (4) note or other evidence of indebtedness for borrowed money; (5) agreement of guaranty or indemnification; (6) agreement, contract or commitment limiting the freedom of Sellers to engage in any line of business or compete with any person or entity; (7) agreement, contract or commitment relating to future capital expenditures; or (8) agreement, contract or commitment relating to the acquisition of assets of, or any interest in, any business enterprise.

(b)Except as set forth in Sellers' Due Diligence Disclosures: (1) Sellers, Landowner, Bendis and Dietrich are not in violation of, nor has any Seller, Landowner, Bendis or Dietrich received any claim that it or he has breached, any of the terms or conditions of any Seller's agreements, contracts or commitments in such manner as would permit any other party thereto to cancel or terminate any such agreement, contract or commitment or impose a fee or charge as a result of such breach, if any such breach or breaches singly or in the aggregate is reasonably likely to have a material adverse effect on any Seller; (2) Each of Sellers' agreements, contracts and commitments is in full force and effect and there is no material breach or default by any party thereto; and (3) There are no facts or conditions which have occurred or are, based on facts presently known to exist, anticipated which, through the passage of time or the giving of notice, or both, would constitute a default under any Seller's agreements, contracts or commitments giving rise to a right to cancel or a claim for damages in excess of $25,000 or would cause the acceleration of any obligation of any party thereto or the creation of an encumbrance which is reasonably likely to materially limit the use, modification or sale of any asset of any Seller.

4.9Permits and Authorizations.

(a)Subject to Section 4.9(d): Each Seller, Landowner, Bendis and Dietrich has obtained all approvals, consents, licenses, permits, grants or other authorizations of a governmental entity pursuant to which each Seller and Landowner conducts its business or holds any of its assets (herein collectively called "Authorizations"); all Authorizations are in full force and effect and constitute all Authorizations required to permit Sellers and Landowner to operate their assets and conduct their businesses following the First Tranche Closing Date as such assets and businesses are presently operated and conducted; and the consummation of the transactions contemplated by this Agreement will not require any transfer, renewal or notice with respect to any Authorizations.

(b)Subject to Section 4.9(d): Neither any Seller, Landowner, Bendis nor Dietrich has been notified or presently has reason to believe any of the Authorizations will not in the ordinary course be renewed upon its expiration.

(c)Subject to Section 4.9(d): Neither any Seller, Landowner, Bendis nor Dietrich has received in writing, nor does any Seller, Bendis or Dietrich have any knowledge of, any claim or assertion that any Seller or Landowner has breached any of the terms or conditions of any Authorizations in such manner as would permit any other person or entity to cancel, terminate or materially amend any Authorization necessary to permit the continued operation of Sellers and Landowner as presently conducted.

(d) A Statement of Funding Sources (the "Statement of Funding Sources") must be submitted by Buyer to the Oregon Liquor Control Commission (the "OLCC"), and approval from the OLCC ("OLCC Approval") is a condition to the Second Tranche Closing. Within 30 days following the First Tranche Closing Date, and within 30 days following the Second Tranche Closing Date, one or more Personnel Questionnaires (the "Personnel Questionnaires") must be submitted by Buyer to the U.S. Department of the Treasury Alcohol and Tobacco Tax and Trade Bureau (the "ATTTB").

4.10No Violations.

(a)To the knowledge of Sellers, Landowner, Bendis and Dietrich, Sellers are not in violation of any applicable law, statute, order, rule or regulation promulgated or judgment entered (or, with respect to rules and regulations of administrative agencies, known by Sellers, Landowner, Bendis or Dietrich to be proposed) by any governmental entity in a manner which is reasonably likely to have a material adverse effect upon any Seller or Landowner.

(b)Subject to Section 4.9(d): To the knowledge of Sellers, Landowner, Bendis and Dietrich, no consent, approval or authorization of, or declaration, filing or registration with, any governmental entity is required to be made or obtained by Sellers or Landowner in connection with the execution, delivery and performance by Sellers and Landowner of this Agreement and the Lease and the consummation of the transactions contemplated hereby, or the continued operation of Sellers' and Landowner's businesses.

4.11Proceedings.

(a)Except as set forth in Sellers' Due Diligence Disclosures and except as described in Section 4.6(d), there are no suits, actions, arbitrations, mediations, or other legal proceedings or, to Sellers', Bendis' or Dietrich's knowledge, governmental investigations, pending against any Seller or as to which any Seller has received any claim or assertion.

(b)Except as set forth in Sellers' Due Diligence Disclosures, there is no pending or, to the knowledge of Sellers, Bendis or Dietrich, threatened claim, action, suit, inquiry, proceeding or investigation by any individual or governmental entity in which a product of Sellers is alleged to have a defect and which is reasonably likely to result in a material claim.

(c)There is no suit, action or proceeding or investigation threatened against or affecting any Seller that is likely to prevent or materially delay the ability of Sellers to consummate the transactions contemplated by this Agreement or to carry on their businesses as now conducted, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against any Seller having, or which in the future could have, any such effect.

4.12Insurance Policies.  All of Sellers' insurance policies included in Sellers'

Due Diligence Disclosures are in full force and effect.

4.13Proprietary Information and Rights. Sellers' Due Diligence Disclosures accurately list all patents, patent applications, patent and know-how licenses, proprietary formulae, trademarks (registered or unregistered), service marks, trademark registrations and applications, trade names, fictitious business names, computer software and other intellectual property rights owned by any Seller (collectively, "Sellers' IP"). No Sellers' IP conflicts with, infringes on or otherwise violates any rights of others, or requires payments to be made to any person or entity, or are subject to any pending or overtly threatened litigation or other adverse claims or infringement by other persons or entities. There has been no written, or to the knowledge of Sellers, Bendis or Dietrich, other claim of infringement by Sellers of any domestic or foreign patents, trademarks, service marks or copyrights of any other person or entity. Nothing in this Section is intended to suggest that Sellers are exempt from any requirement to pay licensing fees to software companies in any case when any Seller chooses to use such companies' intellectual property.

4.14Employee Benefit Plans. Sellers' Due Diligence Disclosures accurately describe any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of any Seller.

4.15Employment Laws.

(a)Sellers are in compliance in all material respects with all federal, state or other applicable laws, respecting employment and employment practices, terms and conditions of employment, wages and hours, affirmative action and occupational safety (except for violations or failures to comply which are not reasonably likely to result in penalties in excess of $25,000), and have not received notice of, and are not engaged in, any unfair labor practice.

(b)No unfair labor practice complaint against any Seller is pending before the National Labor Relations Board or any county, municipality, agency or department of the State of Oregon or any other state.

(c)There is no labor strike, dispute, slowdown or stoppage actually pending or against or affecting any Seller.

(d)There are not, and in the past three years have not been, any material claims, grievances or arbitration proceedings, workers compensation proceedings, labor disputes (including charges of violations of any federal, state or local laws or regulations relating to current or former employees (including retirees) or current or former applicants for employment), governmental investigations, or administrative proceedings of any kind pending or, to the best knowledge of Sellers, Bendis or Dietrich, threatened against or relating to any Seller, its employees or employment practices, or operations as they pertain to conditions of employment; nor is any Seller subject to any order, judgment, decree, award, or administrative ruling arising from any such matter.

(e)No collective bargaining agreement is currently in existence or is being negotiated by any Seller and as of the date of this Agreement no labor organization has been certified or recognized as the representative of any employees of any Seller or is actively seeking such certification or recognition.

4.16Environmental Laws. The assets and the businesses of Sellers and Landowner have been operated in compliance in all material respects with all applicable environmental laws.

4.17Taxes.  Subject to Section 6.4: (a) All federal, state, foreign and local tax returns and tax reports (including information returns) required to be filed by Sellers, Landowner, Bendis and Dietrich have been filed with the appropriate governmental entities in all jurisdictions in which such returns and reports are required to be filed, and all such returns and reports are, in all material respects, complete, accurate and in accordance with all legal requirements applicable thereto; (b) all federal, state, foreign and material local income, profits, franchise, sales, use, occupation, property, excise, withholding and other taxes, duties, charges and assessments (including interest and penalties) due from Sellers have been fully paid or are adequately provided for on the books and financial statements of Sellers in accordance with U.S. generally accepted accounting principles; (c) Sellers have not received any written notice or inquiry from the Internal Revenue Service or any other taxing authority in connection with any of their returns and reports of any pending or threatened examination or audit; (d) no extensions or waivers of statutes of limitation have been given or requested with respect to Sellers, and (e) any deficiencies asserted or assessments made as a result of examination by any taxing authorities have been fully paid or are fully reflected on the books of Sellers.

4.18No Unlawful Contributions.   Neither Sellers nor any director, officer, agent, employee or other person acting on behalf of Sellers, has made or used any corporate funds to make any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any direct or indirect unlawful payments to officials or employees of any governmental entity from corporate funds; failed to file any reports required with respect to lawful contributions; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any intentionally false or fictitious entries on the books or records of Sellers; or made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

4.19No Related Party Transactions. Neither Bendis nor Dietrich, nor any of their family members, nor any affiliate of theirs, has or will have, directly or indirectly, any legal or beneficial interest (a) in any person or entity which sells or provides any services or products to any Seller, or which directly or indirectly purchases any services or products from any Seller, (b) in any contract, commitment, agreement or understanding to which any Seller is a party or by which it may be bound or affected; or (c) in any claim against any Seller or any of its assets which could materially and adversely affect any Seller's assets, any Seller's title to or its right to use its assets, or any Seller's right to conduct its business following the First Tranche Closing, excepting only (1) interests and claims of Bendis resulting from his being owner, director and officer of Landowner; (2) interests and claims of Bendis and Dietrich resulting from their being owners, directors and officers of Sellers, (3) interests and claims of Max Bendis, Bendis' son, resulting from his being an officer of Ablis; and (4) interests and claims of Greg Bendis, Bendis' brother, resulting from his being an owner, director and officer of Ablis Southeast, LLC.

4.20Bank Accounts.  That certain letter from Bendis to WJacobs dated as of the First Tranche Closing Date ("Bendis Closing Letter") lists all bank accounts, safe deposit boxes, money market funds, certificates of deposit, stocks, bonds, notes and other securities owned directly or indirectly, beneficially or of record, by any Seller and identifies all persons authorized to sign on such accounts, and also lists all credit cards payable by any Seller that have been issued to any owner, director, officer, employee or other person associated with any Seller, and the names and corporate title of each such person.

4.21Warranties.  There are no outstanding warranty claims against any Seller, and no reasonable basis therefor.

4.22No Finders or Brokers.  Except as described in the Bendis Closing Letter, neither any Seller, Bendis or Dietrich, nor any of their affiliates, has entered into any agreement, arrangement or understanding with any person or entity which could result in the obligation to pay any finder's fee, brokerage commission, advisory fee or similar payment in connection with the transactions contemplated hereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

5.1Organization.  Buyer is a duly organized corporation, validly existing and in good standing under the laws of the State of Nevada and has full power and authority to perform this Agreement.

5.2Authorization.  This Agreement has been duly executed and delivered by Buyer, and is a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors rights generally, and (b) general principles of equity (whether considered in an action in equity or at law), subject to approval by the shareholders of Buyer if necessary, and further subject to all filings necessary to be made by Buyer with the US Securities and Exchange Commission ("SEC") and any approvals necessary to be obtained from the SEC.

5.3No Conflict.  Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereunder nor the fulfillment by Buyer of any of its terms will:

(a)conflict with or result in a breach by Buyer of, or constitute a default by it under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, any of the terms, conditions or provisions of (1) any indenture, mortgage, lease, deed of trust, pledge, loan or credit agreement or any other material contract, arrangement or agreement to which Buyer is a party or to which a material portion of its assets is subject, (2) the organizational documents of Buyer, or (3) any judgment, order, writ, injunction, decree or demand of any governmental entity which materially affects Buyer or which materially affects the Buyer's ability to conduct its business;

(b)result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any material portion of the assets of Buyer or which materially affects Buyer's ability to conduct its business as conducted prior to the date of this Agreement; or

(c)cause a loss or adverse modification of any permit, license, or other authorization granted by any governmental entity to or otherwise necessary or materially useful to Buyer's business.

5.4Investment Intent.Buyer is acquiring Buyer's First Tranche Ablis Stock, Buyer's Second Tranche Ablis Stock, Buyer's First Tranche Bendistillery Stock, Buyer's Second Tranche Bendistillery Stock, Buyer's First Tranche Bend Spirits Stock, and Buyer's Second Tranche Bend Spirits Stock (collectively the "Stock") for investment purposes, and not with a view to the resale or distribution thereof; Buyer has the knowledge and sophistication to purchase the Stock; Buyer has had access to all information regarding Sellers that Buyer has requested and has had the opportunity to ask questions regarding Sellers, their operations and such other matters that Buyer has deemed material to its investment decision; and Buyer will not dispose of the Stock without compliance with all applicable federal and state securities laws.

ARTICLE 6

AGREEMENTS AND COVENANTS

6.1Confidentiality. Buyer shall treat in confidence all non-public documents, materials and other information which Buyer shall have obtained regarding Sellers during the course of the negotiations leading to the transactions contemplated hereby, the investigation of Sellers and the preparation of this Agreement, and in the event the Purchase shall not be consummated, Buyer shall return or destroy all copies of non-public documents and materials which have been furnished in connection therewith.

6.2Pre-Closing Agreements and Covenants.

(a)Commercially Reasonable Best Efforts  Sellers, Landowner, Bendis and Dietrich agree and covenant to use commercially reasonable best efforts to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with or fulfilled by Sellers prior to or as of the First Tranche Closing Date and the Second Tranche Closing Date, respectively.  Buyer agrees and covenants to use commercially reasonable best efforts to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with or fulfilled by Buyer prior to or as of the First Tranche Closing Date and the Second Tranche Closing Date, respectively. Sellers, Landowner, Bendis and Dietrich agree and covenant to use commercially reasonable best efforts to secure all necessary consents, waivers, permits, approvals, licenses and authorizations and to make all necessary filings in order to enable Sellers to consummate the transactions contemplated hereby. Buyer agrees and covenants to use commercially reasonable best efforts to secure all necessary consents, waivers, permits, approvals, licenses and authorizations and to make all necessary filings in order to enable Buyer to consummate the transactions contemplated hereby.

(b) Ordinary Course. Sellers, Landowner, Bendis and Dietrich agree and covenant that from the execution of this Agreement until the Second Tranche Closing Date, Sellers, Landowner, Bendis and Dietrich (1) shall operate Sellers' and Landowner's businesses solely in the ordinary course of their businesses consistent with past practices in all material respects, primarily focusing upon the manufacturing and sale of alcoholic beverages, CBD-infused beverages, and CBD-infused products, excepting only as expressly contemplated by this Agreement or as required by applicable laws and regulations, and (2) shall refrain from entering into, soliciting or participating in any negotiations, discussions, contracts, term sheets, letters of intent, or other agreements or arrangements of any nature with any third party or parties (other than Buyer) regarding a merger, purchase, sale, acquisition, liquidation, other disposition, and/or debt or equity financing of all or any portion of Sellers or of all or any portion of Sellers'

businesses, assets, membership interests or stock, except product sales, asset dispositions and other actions that are normal, customary or otherwise in the ordinary course of the businesses of Sellers.

(c) Availability. Bendis and Dietrich agree and covenant that from the execution of this Agreement until the Second Tranche Closing Date, Bendis and Dietrich shall make themselves reasonably available for meetings and telephone calls with Buyer, Buyer's investment bankers and investors, and Buyer's securities counsel, upon reasonable notice.

(d)Statement of Funding Sources. Promptly following the execution of this Agreement, Bendistillery at its expense shall cause Bendistillery's legal counsel to advise Buyer how to properly complete and file the Statement of Funding Sources with the OLCC, and generally regarding the process of obtaining the OLCC Approval as quickly as practicable.

6.3Post-Closing Agreements and Covenants.

(a) Ordinary Course. Sellers, Bendis and Dietrich agree and covenant that from and after the Second Tranche Closing Date, Sellers, Bendis and Dietrich shall operate Sellers' businesses solely in the ordinary course of their businesses consistent with past practices in all material respects, primarily focusing upon the manufacturing and sale of alcoholic beverages, CBD-infused beverages, and CBD-infused products, excepting only as expressly contemplated by this Agreement or as required by applicable laws and regulations.

(b)Board Seat. Sellers, Bendis, Dietrich and GJacobs agree and covenant that on the First Tranche Closing Date and at all times after the First Tranche Closing Date: (1) Sellers, Bendis and Dietrich shall cause GJacobs to be elected to the Board of Directors of each of Sellers, and to the Board of Directors or Board of Management of any subsidiary or affiliate of any Seller (unless and until any such entity is sold to a third party); (2) GJacobs shall be permitted to attend meetings of any such Board via telephone, Skype or other generally available means of electronic participation; and (3) If Bendis desires that GJacobs attend a particular Board meeting in person then GJacobs shall make reasonable efforts to do so, provided that Sellers shall pay or reimburse all of GJacobs' reasonable expenses incurred in connection therewith plus a per day fee in an amount which shall be mutually acceptable to Bendis and GJacobs.

(c)Financial Oversight. Sellers, Bendis and Dietrich agree and covenant that from and after the First Tranche Closing Date: (1) Sellers, Bendis and Dietrich shall install reasonable internal financial controls to prevent material violations of internal financial policies and procedures (e.g. writing of unauthorized checks, entry into unauthorized purchase orders, posting unauthorized journal entries, or payment of unauthorized expenses); (2) Sellers, Bendis and Dietrich shall cause Sellers to retain an independent certified public accountant (the "CPA") who will be tasked with reviewing Sellers' quarterly and annual financial results and balance sheets, and with preparing Sellers' tax returns and other tax forms, all in accordance with generally accepted US accounting principles; (3) WJacobs shall be granted full access to the corporate and financial books and records of Sellers, shall monitor and shall be allowed to ask Sellers' internal financial personnel and the CPA questions from time to time regarding Sellers' financial results, balance sheets, transactions, expenses, financial controls, tax returns and other tax forms, and shall be provided accurate and complete answers to such questions including supporting documentation, and shall be copied on all communications between Sellers and the CPA; and (4) Sellers shall pay WJacobs a quarterly fee in connection with the foregoing in an amount which shall be mutually acceptable to Bendis and WJacobs, but which in no event shall be less than $5,000 per quarter, and Sellers shall pay or reimburse all of WJacobs' reasonable expenses incurred in connection with business trips to Bend, Oregon, to perform such financial oversight functions and to provide consulting/advisory services to Sellers relating thereto.

(d)Press Releases. Sellers, Bendis and Dietrich agree and covenant that from and after the First Tranche Closing Date, Sellers, Bendis and Dietrich shall cause Sellers to issue professionally prepared, accurate press releases, distributed nationally and to the beverage and hemp/CBD/marijuana industries, not less frequently than quarterly, describing how the Sellers' businesses are performing financially, and each of such press releases shall reference Buyer as being a shareholder of Sellers, shall include Buyer's name, trading exchange and trading symbol as of the date of such press release, and shall be meta tagged at least for all of the following words and phrases so that such press release is picked up by Yahoo! Finance and other major financial news outlets: the names of Sellers; Buyer's name, trading exchange and trading symbol as of the date of such press release; the URL of Buyer's website as of the date of such press release; "CBD"; "beverages"; "cannabis"; "cannabidiol"; "hemp"; "THC"; and "Oregon".

(e)Compensation. Sellers, Bendis and Dietrich agree and covenant that from and after the First Tranche Closing Date, Sellers, Bendis and Dietrich shall cause the salaries, benefits, bonuses and other compensation of Sellers' officers and employees to be reasonable and consistent with norms for the beverage industry.

(f)Future Dilution. Sellers, Bendis and Dietrich agree and covenant that from and after the First Tranche Closing Date, Sellers, Bendis and Dietrich shall cause Sellers not to issue any new shares of common stock or other equity of any Seller ("New Equity") unless: (1) the terms and conditions of such issuance of New Equity is approved unanimously by the Board of Directors of such Seller, or (2) Buyer or its designee is afforded a 90-day option to purchase 19.99% of all such New Equity on the most favorable terms and conditions (including but not limited to price) as such New Equity is then offered to any other person or entity whatsoever.

(g)Exit Strategy. Sellers, Bendis and Dietrich agree and covenant that: (1) Sellers, Bendis and Dietrich shall cause Sellers to evaluate and seriously consider a sale of Sellers or "taking Sellers public" within 60 months following the First Tranche Closing Date; (2) Buyer or Buyer's designee shall have a 60-day right of first refusal to purchase all Sellers together, or a Seller individually, or any portion of any Seller, if the decision is made to sell such Seller(s) or portion thereof, but if Buyer or Buyer's designee for any reason does not exercise such right of first refusal then Buyer shall have so-called "tag along" rights in any such sale, and such Seller(s) shall have so-called "drag along" rights in any such sale; and (3) Buyer shall have so-called "tag along" rights in any "going public" transaction and Sellers shall have so-called "drag along" rights in any "going public" transaction.

(h)Fall Back Exit Strategy. Sellers, Bendis and Dietrich agree and covenant that if Sellers are not sold or "taken public" within 60 months following the First Tranche Closing Date, then Sellers, Bendis and Dietrich shall work in good faith with Buyer and Buyer's investment bankers, and use commercially reasonable best efforts, to close a mutually acceptable alternative exit opportunity for Buyer within 72 months following the First Tranche Closing Date.

(i)Samples. Upon request by GJacobs from time to time, Sellers shall provide to Buyer samples of Sellers' products that can be shared by GJacobs with stock analysts, investment bankers, investor relations firms, large shareholders, and potential acquisition targets.

(j) Introductions. Sellers, Bendis and Dietrich shall from time to time use good faith efforts to introduce GJacobs and WJacobs to the owners of Deschutes Brewery, Silver Moon Brewing, LBD Beverage, Ablis' CBD isolate suppliers, and any other companies in the distilled spirits, beer, wine, hemp, CBD and cannabis industries with whom Sellers, Bendis and/or Dietrich have relationships, and whom may potentially be interested in entering into a stock sale or merger with Buyer.

(k)Social Media and Websites. Sellers agree and covenant that on the First Tranche Closing Date and on the Second Tranche Closing Date, Sellers shall announce the Purchase on all of Sellers' social media accounts and websites, including Buyer's name, trading exchange, trading symbol, and the URL of Buyer's website, and shall explain how the Purchase will help Sellers to grow and introduce more exciting products to the marketplace. From and after the First Tranche Closing Date, if any Seller's website includes an "About Us", "Our Story" or similar page, then such Seller shall there accurately describe Buyer's Purchase including Buyer's name, trading exchange, trading symbol, and the URL of Buyer's website.

(l) Personnel Questionnaires. Promptly following the First Tranche Closing Date, Bendistillery at its expense shall cause Bendistillery's legal counsel to advise Buyer how to properly complete and file the Personnel Questionnaires with the ATTTB.

6.4Tax Distributions. Notwithstanding anything to the contrary in this Agreement, Sellers shall be permitted to make distributions to the current owners of Sellers in amounts sufficient to reimburse such owners, dollar-for-dollar, for any personal income taxes owed by such owners, respectively, in regard to the net income of Sellers earned during the period January 1, 2018 through the First Tranche Closing Date.

ARTICLE 7

CONDITIONS OF CLOSING

7.1Conditions of Obligations of Buyer.  The obligation of Buyer to consummate the Purchase pursuant to this Agreement is subject to the satisfaction of the following conditions, any of which may be waived by Buyer:

(a)Representations and Warranties; Performance of Obligations.  The disclosures, representations and warranties of Sellers, Landowner, Bendis and Dietrich set forth in Sellers' Due Diligence Disclosures, in Article 4 hereof, in the Lease, in the Bendis Closing Letter, and in all other agreements, documents and instruments executed and delivered pursuant hereto or in connection with the First Tranche Closing and the Second Tranche Closing shall have been and be true and correct in all material respects as of the date hereof and as of the First Tranche Closing Date and the Second Tranche Closing Date as though made on and as of the First Tranche Closing Date and the Second Tranche Closing Date. Sellers, Landowner, Bendis and Dietrich shall have performed in all material respects the agreements and obligations necessary to be performed by them under this Agreement prior to the First Tranche Closing Date and the Second Tranche Closing Date, respectively.

(b)Certificates of Fulfillment of Conditions.  Buyer shall have received certificates, dated the First Tranche Closing Date and the Second Tranche Closing Date,

respectively, signed by Sellers, Landowner, Bendis and Dietrich, certifying that the conditions specified in Section 7.1(a) have been fulfilled.

(c)No Injunction.  No preliminary or permanent injunction or order that would prohibit or restrain the consummation of the transactions contemplated hereunder shall be in effect and no governmental entity or other person or entity shall have commenced or threatened to commence an action or proceeding seeking to enjoin the consummation of such transactions or to impose liability on the Parties in connection therewith.

(d)Other Consents.  Buyer, Landowner and Sellers shall have received all other consents required to be obtained in connection with the consummation of the transactions contemplated hereunder, including but not limited to the OLCC Approval and the approval of the Boards of Directors of Buyer and each Seller, of the shareholders of Buyer if necessary, and of the membership of Landowner.

(e)Stock Certificates; Instruments of Transfer; Opinion of Legal Counsel.  Sellers shall have delivered to Buyer certificates representing Buyer's First Tranche Ablis Stock, Buyer's Second Tranche Ablis Stock, Buyer's First Tranche Bendistillery Stock, Buyer's Second Tranche Bendistillery Stock, Buyer's First Tranche Bend Spirits Stock, and Buyer's Second Tranche Bend Spirits Stock, as appropriate, accompanied by duly executed stock powers, and also accompanied by opinions of Sellers' legal counsel to the effect that such Stock evidence the ownership by Buyer of that certain percentage of equity ownership of Ablis, Bendistillery and Bend Spirits in accordance with Article 1, free and clear of all liens, encumbrances and restrictions excepting only restrictions imposed by securities laws, and that such equity ownership is fully paid and non-assessable.

(f) Payment of Liabilities. Sellers shall have completed the Liabilities Payoff, and shall have provided satisfactory evidence of such pay off to Buyer as provided in Article 2.

(g)Lease. Landowner (as landlord) and Bendistillery (as tenant) shall have entered into the Lease as provided in Article 3.

(h)Filings.  All filings necessary to be made shall have been made by Buyer with the SEC, and any approvals necessary to be obtained from the SEC shall have been obtained.

(i)Completion of Capital Raise. Buyer shall have completed the first tranche of a private placement in an amount equal to $2,000,000 or more in cash prior to the First Tranche Closing Date, and Buyer shall have completed the second tranche of a private placement in an amount equal to the Second Tranche Equity Percentage multiplied by $38,000,000, on terms and conditions mutually acceptable to Buyer and to the investors in such private placement (the "Private Placement").

7.2Conditions of Obligations of Seller.  The obligations of Sellers to consummate the Purchase pursuant to this Agreement are subject to the satisfaction of the following conditions, each of which may be waived by Seller:

(a)Representations and Warranties; Performance of Obligations.

The representations and warranties of Buyer set forth in Article 5 hereof and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with the First Tranche Closing and the Second Tranche Closing shall have been and be true and correct in all material respects as of the date hereof and as of the First Tranche Closing Date and the Second Tranche Closing Date as though made on and as of the First Tranche Closing Date and the Second Tranche Closing Date.  Buyer shall have performed in all material respects the agreements and obligations necessary to be performed by it under this Agreement prior to the First Tranche Closing Date and the Second Tranche Closing Date.

(b)Certificates of Fulfillment of Conditions.  Seller shall have received certificates, dated the First Tranche Closing Date and the Second Tranche Closing Date, respectively, signed by an officer of Buyer, certifying that the conditions specified in Section 7.2(a) have been fulfilled.

(c)No Injunction.  No preliminary or permanent injunction or order that would prohibit or restrain the consummation of the transactions contemplated hereunder shall be in effect and no governmental entity or other person or entity shall have commenced or threatened to commence an action or proceeding seeking to enjoin the consummation of such transactions or to impose liability on the Parties in connection therewith.

(d)Other Consents.  Buyer, Landowner and Sellers shall have received all other consents required to be obtained in connection with the consummation of the transactions contemplated hereunder, including but not limited to the OLCC Approval and the approval of the Boards of Directors of Buyer and each Seller, of the shareholders of Buyer if necessary, and of the membership of Landowner.

(e)Purchase Price.  Sellers shall have received from Buyer the payments totaling an aggregate of $1,896,200 payable on the First Tranche Closing Date as provided in Sections 1.1, 1.2 and 1.3, and Sellers shall have received from Buyer the payments totaling an aggregate amount equal to the Second Tranche Equity Percentage multiplied by $38,000,000 payable on the Second Tranche Closing Date as provided in Sections 1.1, 1.2 and 1.3.

(f) Subscription Agreements. Buyer shall have executed and delivered to Sellers' attorney such subscription agreements and representation letters as Sellers' attorney may reasonably request in order to ensure that the Purchase complies with all applicable securities laws.

ARTICLE 8

CLOSING DATE AND TERMINATION OF AGREEMENT

8.1Closing Date.

(a) The First Tranche Closing shall take place on or about February 15, 2019, or as soon thereafter as is reasonably practicable, at a place and time that is mutually acceptable to the Parties, provided that each condition set forth in Article 7 is satisfied or waived.

(b)The Statement of Funding Sources shall be submitted by Buyer to the OLCC no later than March 15, 2019, and the OLCC Approval of the Statement of Funding Sources is a condition to the Second Tranche Closing. The Second Tranche Closing shall take place on the third business day following the receipt by Buyer of the OLCC Approval, or as soon thereafter as is reasonably practicable, at a place and time that is mutually acceptable to the

Parties, provided that each condition set forth in Article 7 in satisfied or waived.

8.2Termination of Agreement or Obligations.

(a) This Agreement may be terminated and abandoned at any time by mutual written consent of Buyer and Sellers.

(b)This Agreement may be terminated and abandoned by either Buyer or Seller at any time prior to the First Tranche Closing Date if, without fault of such terminating party, the First Tranche Closing shall not have been consummated on or before February 28, 2019.

(c)The obligations of Buyer and Sellers to complete the Second Tranche Ablis Purchase, the Second Tranche Bendistillery Purchase and the Second Tranche Bend Spirits Purchase may be terminated and abandoned by either Buyer or Seller at any time prior to the Second Tranche Closing Date if, without fault of such terminating party, the Second Tranche Closing shall not have been consummated on or before May 31, 2019.

8.3Effect of Termination.

(a)In the event of termination of this Agreement as provided in Section 8.2(a), this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Buyer or Seller or any of their respective affiliates.

(b) In the event of termination of this Agreement as provided in Section 8.2(b), notice thereof shall be promptly given by the terminating Party to the other Parties and thereafter this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Buyer or Sellers or any of their respective affiliates except that nothing herein will relieve any Party from liability for any breach of any agreement or covenant herein.

(c) In the event of termination of the obligations of Buyer and Sellers to complete the Second Tranche Ablis Purchase, the Second Tranche Bendistillery Purchase and the Second Tranche Bend Spirits Purchase as provided in Section 8.2(c), notice thereof shall be promptly given by the terminating Party to the other Parties and thereafter such obligations shall forthwith become void, and there shall be no liability or obligation on the part of Buyer or Sellers or any of their respective affiliates in regard to such obligations except that nothing herein will relieve any Party from liability for any breach of any agreement or covenant herein.

ARTICLE 9

INDEMNIFICATION

9.1Indemnification by Sellers.

(a)Subject to the provisions of Sections 9.1(b) and 9.3 below, Sellers shall indemnify Buyer against, and hold Buyer harmless from, any and all loss, damage, liability, payment, and obligation (collectively "Losses"), incurred, suffered, sustained or required to be paid, directly or indirectly, or sought to be imposed upon, Buyer resulting from, related to or arising out of any inaccuracy in or breach of any of the representations, warranties or covenants made by any Seller, Landowner, Bendis or Dietrich in or pursuant to this

Agreement.

(b) Buyer shall not be entitled to indemnification pursuant to this Section 9.1 in respect of an inaccuracy in or breach of any representation or warranty until such time as the Losses of Buyer exceed Twenty-Five Thousand Dollars (U.S. $25,000) ("Sellers' Basket") in the aggregate; provided that all claims by Buyer for indemnification shall accrue in the aggregate until the Losses of Buyer exceed the Sellers' Basket and thereupon Sellers shall become obligated to indemnify Buyer only for the amount by which all such claims exceed Sellers' Basket.

(c) Buyer shall promptly give written notice to Sellers of the assertion by any person or entity of any claim, action, suit or proceeding with respect to which Sellers are obligated to provide indemnification hereunder. Sellers shall have the right, but not the obligation, to contest, defend or litigate, and to retain counsel of their choice in connection with, any claim, action, suit or proceeding by any third party alleged or asserted against Buyer that is subject to indemnification by Sellers hereunder, and the cost and expense thereof shall be subject to the indemnification obligations of Sellers hereunder. Neither Sellers, on the one hand, nor Buyer, on the other hand, shall be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of Buyer or Sellers, as the case may be, which consent shall not be unreasonably withheld.

9.2Indemnification by Buyer.

(a) Subject to the provisions of Section 9.2(b) and 9.3 below, Buyer shall indemnify Sellers against, and hold Sellers harmless from, any and all Losses incurred, suffered, sustained or required to be paid, directly or indirectly, by or sought to be imposed upon, Sellers resulting from, related to or arising out of any inaccuracy in or breach of any of the representations, warranties or covenants made by Buyer in or pursuant to this Agreement.

(b)Sellers shall not be entitled to indemnification pursuant to this Section 9.2 in respect of an inaccuracy in or breach of any representation or warranty, until such time as the Losses of Sellers exceed Twenty-Five Thousand Dollars (U.S. $25,000) ("Buyer's Basket") in the aggregate; provided that all claims by Sellers for indemnification shall accrue in the aggregate until the Losses of Sellers exceed Buyer's Basket and thereupon Buyer shall become obligated to indemnify Sellers only for the amount by which all such claims exceed Buyer's Basket.

(b) Sellers shall promptly give written notice to Buyer of the assertion by any person or entity of any claim, action, suit or proceeding with respect to which Buyer is obligated to provide indemnification hereunder. Buyer shall have the right, but not the obligation, to contest, defend or litigate, and to retain counsel of its choice in connection with, any claim, action, suit or proceeding by any third party alleged or asserted against Sellers that is subject to indemnification by Buyer hereunder, and the cost and expense thereof shall be subject to the indemnification obligations of Buyer hereunder. Neither Sellers, on one hand, nor Buyer, on the other hand, shall be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of Sellers or Buyer, as the case may be, which consent shall not be unreasonably withheld.

9.3Survival of Representations and Warranties. All representations and warranties contained herein or made pursuant hereto shall survive the First Tranche Closing and the Second Tranche Closing hereunder until the twelve month anniversary of the Second

Tranche Closing Date, except that the representations and warranties in Sections 4.1, 4.2, 4.3, 4.4(a), 4.6, 4.9 and 4.17 shall survive the Second Tranche Closing Date until the expiration of the applicable statute of limitations.  The expiration of any representation and warranty shall not affect any claim for indemnification made prior to the date of such expiration.

ARTICLE 10

MISCELLANEOUS

10.1Further Actions.  From time to time, as and when requested, each Party shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as another Party may reasonably request in order to carry out the intent and purposes of this Agreement, including effecting the Purchase and carrying out the other covenants and agreements contemplated hereby.

10.2Expenses.  Except as otherwise specifically provided herein, Sellers and Buyer shall each bear their own fees and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement and the consummation of the Purchase, including but not limited to any fees and expenses owed to any lawyers, accountants, financial advisers, investment bankers, brokers or finders employed by such Party. Notwithstanding the foregoing, Buyer and Sellers shall each pay one-half of any and all sales, transfer or documentary taxes incident to the Purchase.

10.3Entire Agreement.  This Agreement contains the entire understanding and agreement between the Parties hereto and their affiliates with respect to the subject matter of this Agreement and supersedes all prior or contemporaneous letters of intent, agreements, representations, warranties, arrangements or understandings of such Parties with respect thereto, whether oral or written. This Agreement shall be construed according to its fair meaning and not strictly for or against any Party regardless of draftsmanship.

10.4Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (a) delivered personally or (b) sent by registered mail, return receipt requested, postage prepaid, or (c) sent by overnight courier with a nationally recognized courier, delivery signature required, as follows:

If to Buyer or GJacobs:Gerard M. Jacobs

31 N. Suffolk Lane

Lake Forest, IL  60045

If to WJacobs:William C. Jacobs

301 Mission Drive #383

New Smyrna Beach, FL  32168

If to Sellers:Bendistillery Inc., Bend Spirits, Inc.

and Ablis LLC

c/o James A. Bendis and Alan T. Dietrich

19330 Pinehurst Road

Bend, OR  97703

If to Landowner:Bendis Homes Pinehurst, LLC

c/o James A. Bendis

19330 Pinehurst Road

Bend, OR  97703

If to Bendis:James A. Bendis

19330 Pinehurst Road

Bend, OR  97703

If to Dietrich:Alan T. Dietrich

19330 Pinehurst Road

Bend, OR  97703

If sent by registered mail, notice shall be considered delivered 5 business days after the date of mailing, and if sent by any other means set forth above, notice shall be considered delivered upon receipt thereof.  Any Party may by notice to the other Parties change the address to which notice or other communications to it are to be delivered or mailed.

10.5Descriptive Headings.  The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

10.6Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Oregon without regard to conflict of law principles.

10.7Assignability.  This Agreement shall not be assignable by any Party without the written consent of the other Parties and any such purported assignment by any Party without such consent shall be void.

10.8Waivers and Amendments.  Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing, signed by the Parties to be bound thereby.  A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

10.9Third Party Rights.  Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any shareholder or employee of Buyer, Sellers or Landowner, or any other person or entity (including without limitation any broker or finder), and this Agreement shall be effective only as between the Parties hereto.

10.10Disclosures and Press Releases.

(a) Sellers, Landowner, Bendis and Dietrich acknowledge that Buyer is a publicly traded company and that unauthorized disclosure of any material information regarding Buyer or the transactions contemplated by this Agreement, or purchases or sales of Buyer common stock while in possession of material non-public information regarding Buyer or the transactions contemplated by this Agreement, could subject Sellers, Landowner, Bendis or Dietrich to scrutiny or potential liability under applicable laws and regulations.

(b) Buyer shall be permitted to make a press release in regard to this Agreement per the advice of Buyer's securities attorney, in order to comply with applicable securities laws and regulations. However, before issuing such press release Buyer shall first consult with Bendis and Dietrich, and shall use good faith efforts to develop language for the press release that is both accurate and mutually acceptable to GJacobs, Bendis and Dietrich.

10.11Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Electronically transmitted signatures and facsimile signatures shall be treated as if they were originals.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

ABLIS LLC

By:/s/ James A. Bendis/s/ James A. Bendis

Name: James A. BendisJames A. Bendis,

Title: Managing Memberin his individual capacity

BENDISTILLERY INC.

d/b/a CRATER LAKE SPIRITS

By:/s/ Alan T. Dietrich/s/ Alan T. Dietrich

Name: Alan T. DietrichAlan T. Dietrich

Title: Chief Executive Officerin his individual capacity

BEND SPIRITS, INC.

By:/s/ James A. Bendis

Name: James A. Bendis

Title: President

ACQUIRED SALES CORP.

By:/s/ Gerard M. Jacobs

Name:Gerard M. Jacobs

Title:  Chief Executive Officer

/s/ Gerard M. Jacobs/s/ William C. Jacobs

Gerard M. Jacobs, __William C. "Jake" Jacobs

in his individual capacityin his individual capacity